EXHIBIT A

                          AGREEMENT AND PLAN OF MERGER


                           dated as of August 9, 1995


                                  by and among


                                  AGRIUM INC.,

                         AGRIUM ACQUISITION CORPORATION

                          and NU-WEST INDUSTRIES, INC.

                               TABLE OF CONTENTS

                                                                          Page

         ARTICLE I    THE TENDER OFFER                                      1

             Section 1.1  The Tender Offer                                  1
             Section 1.2  Action by the Company                             2
             Section 1.3  Continuing Directors                              3

         ARTICLE II    THE MERGER                                           3


             Section 2.1  The Merger                                        3
             Section 2.2  Consummation of the Merger                        3

         ARTICLE III  CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE
                      SURVIVING CORPORATION                                 4

             Section 3.1  Certificate of Incorporation                      4
             Section 3.2  By-Laws                                           4
             Section 3.3  Officers and Board of Directors                   4

         ARTICLE IV   CONVERSION OF SHARES                                  4

             Section 4.1  Conversion of Shares                              4
             Section 4.2  Payment for Shares                                5
             Section 4.3  Shares of Dissenting Stockholders                 5
             Section 4.4  Closing of the Company's Transfer Books           5
             Section 4.5  Status of Share Certificates                      5

         ARTICLE V    REPRESENTATIONS AND WARRANTIES OF PURCHASER AND
                      ACQUISITION                                           6

             Section 5.1  Organization                                      6
             Section 5.2  Authority Relative to this Agreement              6
             Section 5.3  No Conflicts; Required Filings and Consents       6
             Section 5.4  Information                                       7
             Section 5.5  Litigation                                        8
             Section 5.6  Financing                                         8
             Section 5.7  Ownership of Capital Stock                        8

         ARTICLE VI   REPRESENTATIONS AND WARRANTIES OF THE COMPANY         8

                                                                          Page

             Section 6.1  Organization and Qualification; Subsidiaries      8
             Section 6.2  Charter and By-Laws                               9
             Section 6.3  Capitalization                                    9
             Section 6.4  Authority                                        11
             Section 6.5  No Conflict; Required Filings and Consents       11
             Section 6.6  Permits; Compliance                              12
             Section 6.7  Reports; Financial Statements                    12
             Section 6.8  Absence of Certain Changes or Events             13
             Section 6.9  Absence of Litigation                            13
             Section 6.10  Employee Plans; Labor Matters                   14
             Section 6.11  Taxes                                           16
             Section 6.12  Environmental Matters                           17
             Section 6.13  Delaware Law                                    18
             Section 6.14  Inventory; Accounts Receivable                  19
             Section 6.15  Insurance                                       19
             Section 6.16  Properties                                      19
             Section 6.17  Certain Contracts and Restrictions              19
             Section 6.18  Information Supplied                            19
             Section 6.19  Opinion of Financial Advisor                    20
             Section 6.20  Futures Trading and Fixed Price Exposure        20
             Section 6.21  Intellectual Property                           20
             Section 6.22  Contributions, Etc.                             20
             Section 6.23  Easements                                       20
             Section 6.24  Information                                     21

         ARTICLE VII  COVENANTS                                            21

             Section 7.1  Conduct of Business by the Company Pending
                            the Merger                                     21
             Section 7.2  Stockholders' Meeting and Proxy Statement        24
             Section 7.3  Certain Filings and Consents                     24
             Section 7.4  Access                                           24
             Section 7.5  Expenses                                         25
             Section 7.6  Employee Stock Options; Warrant                  25
             Section 7.7  Indemnification and Insurance                    25
             Section 7.8  Employee Benefits                                26
             Section 7.9  Maintenance of Financing                         26
             Section 7.10  Resignation of Directors                        27
             Section 7.11  Board of Directors                              27

         ARTICLE VIII CONDITIONS                                           27

             Section 8.1  Conditions to Each Party's Obligation to
                            Effect the Merger                              27

             Section 8.2  Conditions to Obligations of Purchaser and
                            Acquisition to Effect the Merger               27
             Section 8.3  Conditions to Obligation of the Company to
                            Effect the Merger                              28

         ARTICLE IX   TERMINATION, AMENDMENT AND WAIVER                    29

             Section 9.1  Termination                                      29
             Section 9.2  Break-Up  Fee;  Effect of  Termination           30
             Section 9.3  Amendment                                        30
             Section 9.4  Waiver                                           30

         ARTICLE X    GENERAL PROVISIONS                                   30

             Section 10.1  Notice of Breach                                30
             Section 10.2  Cooperation                                     31
             Section 10.3  Non-Survival of Representations and Warranties  31
             Section 10.4  Brokers                                         31
             Section 10.5  Entire Agreement                                31
             Section 10.6  Applicable Law                                  31
             Section 10.7  Interpretation; Headings                        31
             Section 10.8  Assignment                                      31
             Section 10.9  Separability                                    32
             Section 10.10  Publicity                                      32
             Section 10.11  Notices                                        32
             Section 10.12  Counterparts                                   33
             Section 10.13  No Third Party Beneficiaries                   33
             Section 10.14  Schedules                                      33

                          AGREEMENT AND PLAN OF MERGER


            AGREEMENT AND PLAN OF MERGER dated as of August 9, 1995 (this "Agreement") by and among Agrium Inc., a Canadian corporation ("Purchaser"), Agrium Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Purchaser ("Acquisition"), and Nu-West Industries, Inc., a Delaware corporation (the "Company"). (Acquisition and the Company are hereinafter collectively referred to as the "Constituent Corporations.")

            WHEREAS, Purchaser and the Boards of Directors of the Constituent Corporations (a) desire to enter into this Agreement and (b) have approved the merger of Acquisition with and into the Company (the "Merger"), all upon the terms and subject to the conditions set forth herein.

            NOW, THEREFORE, the parties hereto agree as follows:


                                   ARTICLE I
                                  TENDER OFFER

            Section 1.1 The Tender Offer.

                   (a) As long as none of the events set forth in Exhibit A hereto shall have occurred or be existing, Acquisition shall, and Purchaser shall cause Acquisition to, commence as promptly as practicable, but in no event later than five business days after the date hereof, a tender offer (as amended or extended from time to time, the "Tender Offer") subject to the conditions set forth in Exhibit A hereto, for all outstanding shares of Voting Common Stock, par value $.01, and Nonvoting Common Stock, par value $.01 (collectively, the "Shares") of the Company, which Tender Offer is conditioned upon a sufficient number of Shares being properly tendered and not withdrawn, which, when added together with any Shares owned by Purchaser and any of its subsidiaries or which Purchaser and Acquisition have the right to acquire, will equal at least 60% of the outstanding Shares on a fully diluted basis. The per Share price to be paid in the Tender Offer, which shall be paid net to the sellers in cash, shall be $10.50. Purchaser agrees, subject to the terms and conditions of the Tender Offer, to pay for all Shares tendered that it is obligated to purchase as soon as legally permissible.

                   (b) Without the prior written consent of the Company, Acquisition shall not decrease the Merger Price (as defined in Section 4.1), decrease the number of Shares being sought in the Tender Offer, change the form of consideration payable in the Tender Offer, add additional conditions to the Tender Offer or make any other material change in the terms or conditions to the Tender Offer.

                   (c) On the date the Tender Offer is commenced, Purchaser and Acquisition shall file with the Securities and Exchange Commission (the "SEC") a tender offer statement on Schedule 14D-1 (together with all amendments and supplements thereto, the "Schedule 14D-1") with respect to the Tender Offer. The
Schedule 14D-1 shall contain (included as an exhibit) or shall incorporate by reference the Offer to Purchase (or portions thereof) and forms of the related Letter of Transmittal and summary advertisement and shall comply as to form in all material respects with the requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder (the "Rules and Regulations"). If at any time prior to the expiration or termination of the Tender Offer any event occurs which is required by the Act and the Rules and Regulations to be described in an amendment to the Schedule 14D-1 or any supplement thereto, Purchaser and Acquisition will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Act and the Rules and Regulations. The Company and its counsel shall be given an opportunity to review the Schedule 14D-1 and any amendment or supplement thereto prior to its being filed with the SEC. Purchaser and Acquisition agree to provide the Company and its counsel with any written comments (and to inform the Company and its counsel of the tenor of any oral comments) Purchaser and Acquisition or their counsel may receive from the SEC with respect to the Offer Documents (as defined in Section 5.4) is made promptly after the receipt of such comments.

            Section 1.2 Action by the Company. The Company hereby represents that the Board of Directors of the Company, in connection with its approval of this Agreement, by resolution has (a) approved the Tender Offer and the Merger and (b) resolved to recommend acceptance of the Tender Offer and approval and adoption of the Merger and this Agreement by the holders of the Shares if such approval and adoption is required by the General Corporation Law of the State of Delaware (the "GCL"). On the date the Schedule 14D-1 is filed with the SEC, the Company shall file with the SEC a Solicitation/Recommendation Statement on
Schedule 14D-9 (together with all amendments and supplements thereto, the "Schedule 14D-9") and shall mail the Schedule 14D-9 to the stockholders of the Company. The Schedule 14D-9 shall comply as to form in all material respects with the requirements of the Act and the Rules and Regulations. Purchaser, Acquisition and their counsel shall be given the opportunity to review the
Schedule 14D-9 and any amendment or supplement thereto prior to its filing with the SEC. The Company agrees to provide Purchaser and Acquisition and their counsel with any written comments (and to inform them of the tenor of any oral comments) that the Company or its counsel receive from the SEC with respect to the Schedule 14D-9 promptly after the receipt of such comments. If at any time prior to the expiration or termination of the Tender Offer any event occurs which is required by applicable law to be described in an amendment to the
Schedule 14D-9 or any supplement thereto, the Company will file and disseminate, as required, an amendment or supplement which complies in all material respects with the Act, the Rules and Regulations and any other applicable laws. In connection with the Tender Offer, the Company will or will cause its transfer agent to furnish Purchaser with a list of stockholders and mailing labels containing the names and addresses of all record holders of the Shares held in stock depositories, each as of a recent date. The Company shall furnish Purchaser with any additional information, including an updated list of stockholders, mailing labels and lists of security positions, and any assistance as Purchaser may reasonably request in communicating the Tender Offer to the record and beneficial holders of the Shares.

            Section 1.3 Continuing Directors. After the time that Acquisition's designees constitute at least a majority of the Board of Directors of the Company and until the Effective Date (as defined in Section 2.2), any amendment or termination of this Agreement, extension for the performance or waiver of the obligations or other acts of Purchaser or Acquisition (except pursuant to this Agreement) or waiver of the Company's rights hereunder, which amendment, termination, extension or waiver would adversely affect the stockholders, optionholders or employees of the Company, shall also require the approval of a majority (or such higher percentage as is required under the By-laws of the Company) of the then serving directors, if any, who are directors as of the date hereof (the "Continuing Directors"). If the number of Continuing Directors prior to the Effective Date is reduced below two for any reason, the remaining Continuing Directors or Continuing Director shall be entitled to designate persons to fill such vacancies who shall be deemed Continuing Directors for all purposes of this Agreement.

                                   ARTICLE II
                                   THE MERGER

            Section 2.1 The Merger. Upon the terms and subject to the conditions hereof, on the Effective Date, Acquisition shall be merged with and into the Company, which shall be the surviving corporation (the Company in such capacity being hereinafter sometimes called the "Surviving Corporation"). From and after the Effective Date, the status, rights and liabilities of, and the effect of the Merger on, each of the Constituent Corporations in the Merger and the Surviving Corporation shall be as provided in Section 259 of the GCL. At any time, and from time to time after the Effective Date, the last acting officers of Acquisition, or the corresponding officers of the Surviving Corporation, may, in the name of Acquisition, execute and deliver all such proper deeds, assignments, and other instruments and take or cause to be taken all such further or other action as the Surviving Corporation may deem necessary or desirable in order to vest, perfect or confirm in the Surviving Corporation title to and possession of all of the Company's property, rights, privileges, powers, franchises, immunities and interests and otherwise to carry out the purposes of this Agreement and the Merger.

            Section 2.2 Consummation of the Merger. As soon as practicable (but in any event within five business days) after the receipt of any required approval of the Company's stockholders and Board of Directors (or, if such approval is not required, all other corporate action required as a precondition to effect the Merger), and subject to the conditions hereinafter set forth, the parties hereto shall cause the Merger to be consummated by the approval and filing with the Secretary of the State of Delaware of a certificate of merger (or a certified copy of this Agreement) in such form as required by and executed in accordance with the relevant provisions of applicable law (the time of such filing being the "Effective Date").

                                  ARTICLE III
                    CERTIFICATE OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

            Section 3.1 Certificate of Incorporation. The Certificate of Incorporation of the Company in effect on the Effective Date shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended as provided by law.

            Section 3.2 By-Laws. The By-Laws of the Company in effect on the Effective Date shall be the By-Laws of the Surviving Corporation, until thereafter amended as provided by law and the Surviving Corporation's Certificate of Incorporation.

            Section 3.3 Officers and Board of Directors. The directors of Acquisition on the Effective Date shall become the directors of the Surviving Corporation until their respective successors are duly elected and qualified. The officers of the Company on the Effective Date shall continue as the officers of the Surviving Corporation, to serve in accordance with the By-Laws thereof until their respective successors are duly elected and qualified.


                                   ARTICLE IV
                              CONVERSION OF SHARES

            Section 4.1 Conversion of Shares. As of the Effective Date, by virtue of the Merger and without any action on the part of Purchaser, Acquisition, the Company or the holders of any securities of the Company:

                 (a) All Shares which are held by the Company as treasury shares, all authorized and unissued Shares and any Shares owned by Purchaser, Acquisition or any other direct or indirect subsidiary of Purchaser, shall be canceled.

                  (b) Each other outstanding Share (other than Shares held by Dissenting Stockholders (as defined in Section 4.3)) shall be converted into the right to receive (U.S.)$10.50 net in cash or such higher amount per Share as may be paid to any holder of Shares pursuant to the Tender Offer (the "Merger Price").

                 (c) Each issued and outstanding share of capital stock of Acquisition shall be converted into one validly issued, fully paid and non-assessable share of Voting Common Stock, par value $.01 per share, of the Surviving Corporation.

                 (d)  Except as  provided  in  Section  7.6 and as set forth in
Schedule 4.1, all notes and other debt or equity instruments of the Company which are outstanding at the Effective Date shall continue to be outstanding subsequent to the Effective Date as debt or equity instruments of the Surviving Corporation, subject to their respective terms and provisions.

            Section 4.2 Payment for Shares. Purchaser shall authorize one or more persons to act as paying agent in connection with the Merger (the "Paying Agent"). Upon or as soon as practicable after the Effective Date, Purchaser shall make available and each former holder of Shares shall be entitled to receive pursuant to Section 4.1(b), upon surrender to the Paying Agent of the certificate or certificates, which immediately prior to the Effective Date represented such outstanding Shares, for cancellation, the aggregate amount of cash into which those Shares shall have been converted in the Merger. Until so surrendered, each certificate, which immediately prior to the Effective Date represented outstanding Shares, shall represent solely the right to receive, upon surrender, the aggregate amount of cash into which the Shares represented thereby shall have been converted. No interest shall accrue or be paid on the cash payable upon the surrender of the certificate or certificates. Purchaser shall pay on the Effective Date the amounts due in respect of the stock options referred to in Section 7.6.

            Section 4.3 Shares of Dissenting Stockholders. Notwithstanding anything in this Agreement to the contrary, any issued and outstanding shares of capital stock of the Company held by a stockholder who has not voted in favor of nor consented to the Merger and who complies with all the provisions of the GCL concerning the right of holders of such stock to dissent from the Merger and require appraisal of their shares (a "Dissenting Stockholder"), shall not be converted as described in Section 4.1 but shall become, at the Effective Date, by virtue of the Merger and without any further action, the right to receive such consideration as may be determined to be due to such Dissenting Stockholder pursuant to the GCL; provided, however, that Shares outstanding immediately prior to the Effective Date and held by a Dissenting Stockholder who shall, after the Effective Date, withdraw his demand for appraisal or lose his right of appraisal, in either case pursuant to the GCL, shall be deemed to be converted as of the Effective Date, into the right to receive the Merger Price. The Company shall give Purchaser (a) prompt notice of any written demands for appraisal of shares of capital stock of the Company received by the Company and
(b) the opportunity to direct all negotiations and proceedings with respect to any such demands. The Company shall not, without the prior written consent of Purchaser, voluntarily make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands.

            Section 4.4 Closing of the Company's Transfer Books. Upon the Effective Date, the stock transfer books of the Company shall be closed and no transfer of Shares (other than shares of Voting Common Stock, par value $.01 per share, into which the capital stock of Acquisition is to be converted pursuant to the Merger) shall thereafter be made.

            Section  4.5  Status  of  Share  Certificates.  From and  after  the
Effective Date, the holders of certificates evidencing ownership of Shares outstanding immediately prior to the Effective Date shall cease to have any rights with respect to such Shares except as otherwise provided for herein or by applicable law.

                                   ARTICLE V
          REPRESENTATIONS AND WARRANTIES OF PURCHASER AND ACQUISITION

            Purchaser and Acquisition jointly and severally represent and warrant to the Company as follows:

            Section 5.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Canada and has the requisite corporate power to carry on its business as it is now being conducted. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is a wholly-owned subsidiary of Purchaser.

            Section 5.2 Authority Relative to this Agreement. Purchaser and Acquisition have the requisite corporate power and authority to make the Tender Offer, execute and deliver this Agreement, to perform their obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Purchaser and Acquisition and the consummation by Purchaser and Acquisition of the transactions contemplated hereby have been duly authorized by all necessary corporate and, to the extent necessary, stockholder action of Purchaser and Acquisition and no other acts or corporate proceedings on the part of Purchaser or Acquisition are necessary to authorize the Tender Offer, the Merger or this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by Purchaser and Acquisition and is a valid and binding obligation of Purchaser and Acquisition, enforceable against them in accordance with its terms.

            Section 5.3 No Conflicts; Required Filings and Consents.

                   (a) The execution and delivery of this Agreement by Purchaser and Acquisition does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of Purchaser or any of its subsidiaries, (ii) in any material respect, conflict with or violate any federal, state, foreign or local law, statute, ordinance, rule, regulation, order, judgment or decree (collectively, "Laws") applicable to Purchaser or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) result in any material breach of or constitute a material default (or an event that with notice or lapse of time or both would become a material default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of Purchaser or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Purchaser or any of its subsidiaries is a party or by or to which Purchaser or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clauses (ii) or (iii) that would not, in the aggregate, prevent the

Purchaser and Acquisition from performing, in any material respect, their respective obligations under this Agreement (a "Purchaser Material Adverse Effect").

                   (b) The execution and delivery of this Agreement by Purchaser and Acquisition does not, and consummation of the transactions contemplated hereby will not, require either Purchaser or Acquisition to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to, any governmental or regulatory authority, domestic or foreign (collectively, "Governmental Entities"), except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the "Securities Act"), the Exchange Act, state securities or blue sky laws ("Blue Sky Laws"), and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "Hart-Scott-Rodino Act"), and the filing and recordation of appropriate merger documents as required by the GCL, and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, constitute a Purchaser Material Adverse Effect.

            Section 5.4 Information. (a) The documents pursuant to which the Tender Offer is made, including a Schedule 14D-1, an Offer to Purchase and a related Letter of Transmittal and any amendments thereof or supplements thereto (the "Offer Documents"), will not at the respective times such documents are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact (other than information with respect to the Company supplied by the Company, with respect to which no representation is made) required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. None of the information to be supplied by Purchaser or Acquisition for inclusion in a proxy statement in connection with the meeting of the Company's stockholders, if required, described in Section 7.2 hereof (the "Proxy Statement") or in an information statement mailed to the Company's stockholders (the "Information Statement") or any amendments thereof or supplements thereto, will, at the time of the meeting of stockholders to be held in connection with the Merger or the mailing to stockholders, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

                   (b) Since their inception, Purchaser and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with applicable Canadian and United States securities authorities, except where the failure to file such documents would not have a Purchaser Material Adverse Effect (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Purchaser Reports"). The Purchaser Reports, including all Purchaser Reports filed after the date of this Agreement and prior to the Effective Date, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except where any such statement or omission would not have a Purchaser Material Adverse Effect. Notwithstanding this Section 5.4(b), Purchaser shall not be deemed to represent or warrant the preparation or accuracy of any Purchaser Report, statement, document or other information included in the Purchaser Reports that were provided to the Purchaser for inclusion therein by a third party.

            Section 5.5 Litigation. There is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of Purchaser, any investigation of any kind at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of Purchaser, threatened against Purchaser or any of its subsidiaries or any properties or rights of Purchaser or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not reasonably be expected to have a Purchaser Material Adverse Effect), and neither Purchaser nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with, any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Governmental Entity or arbitrator, including, without limitation, cease and desist or other orders, except for matters which would not have a Purchaser Material Adverse Effect.

            Section  5.6  Financing.   Purchaser  and  Acquisition   have  funds
available to them sufficient to consummate the Tender Offer and the Merger on the terms contemplated hereby.

            Section 5.7 Ownership of Capital Stock. As of the date hereof, each of Purchaser, Acquisition and their respective affiliates is not an interested stockholder of the Company (as defined in Section 203 of the GCL).

                                   ARTICLE VI
                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

            The Company represents and warrants to Purchaser and Acquisition as follows:

            Section 6.1 Organization and Qualification; Subsidiaries. Each of the Company and its subsidiaries (as defined in Section 10.7) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, has all requisite corporate or partnership power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted and is duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by it or the ownership or leasing of its properties makes such qualification necessary, other than where the failure to be so duly qualified and in good standing would not have a Company Material Adverse Effect. The term "Company Material Adverse Effect" as used in this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects, would be materially adverse to the financial condition, results of operations or fair market value of the Company and its subsidiaries, taken as a whole. Schedule 6.1 of the disclosure schedule delivered to Purchaser by the Company on the date hereof (the "Company Disclosure Schedule") sets forth, as of the date of this Agreement, a true and complete list of all the Company's subsidiaries and investments in business entities together with (A) the jurisdiction of incorporation or organization of each subsidiary and the percentage of each subsidiary's outstanding capital stock or other equity interests owned by the Company or another subsidiary of the Company, and (B) an indication of whether each such subsidiary is a "Significant Subsidiary" as defined in Rule 1-02 of Regulation S-X of the SEC. Neither the Company nor any of its subsidiaries owns or has owned since its inception (other than Nu-South Industries, Inc., a Delaware corporation, the Conda Partnership, an Idaho general partnership and Nu-Gulf Industries, Inc., a Delaware corporation), an equity interest in any other corporation, partnership or joint venture arrangement or other business entity that is or was material to the financial condition, results of operations or fair market value of the Company and its subsidiaries, taken as a whole.

            Section  6.2  Charter  and  By-Laws.   The  Company  has  heretofore
furnished to Purchaser complete and correct copies of the charter and the By-Laws or the equivalent organizational documents, in each case as amended or restated, of the Company and each of its subsidiaries. Neither the Company nor any of its subsidiaries is in violation of any of the provisions of its charter or any material provision of its By-Laws (or equivalent organizational documents).

            Section 6.3 Capitalization.

            (a) The authorized capital stock of the Company consists of 14,666,667 shares of Voting Common Stock, par value $.01 per share, of which 7,453,174 shares are issued and outstanding; 2,000,000 shares of Nonvoting Common Stock, par value $.01 per share, of which 633,106 shares are issued and outstanding; 290,000 shares of Class A Preferred Stock, par value $100 per share, of which 290,000 shares are issued and outstanding; 20,000 shares of Class B Preferred Stock, par value $100 per share, of which 344 shares are issued and outstanding; and 500,000 shares of Serial Preferred Stock, par value $1.00 per share, none of which is issued and outstanding. Except as described in this Section 6.3 or in Schedule 6.3(a) of the Company Disclosure Schedule, as of the date of this Agreement, no shares of capital stock of the Company are reserved for any purpose. Each of the outstanding shares of capital stock of, or other equity interests in, each of the Company and its subsidiaries is duly authorized, validly issued and, in the case of shares of capital stock, fully paid and nonassessable, and has not been issued in violation of (nor are the authorized shares of capital stock of any of such corporate entities subject to) any preemptive or similar rights created by statute, the charter or By-Laws (or the equivalent organizational documents) of the Company or any of its subsidiaries, or any agreement to which the Company or any of its subsidiaries is a party or bound, and such outstanding shares or other equity interests owned by the Company or a subsidiary of the Company are owned free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's or such subsidiaries' voting rights, charges or other encumbrances of any nature whatsoever, except as set forth in the Second Amended and Restated Agreement of Limited Partnership of NuTec Mineral & Chemical Company, a Colorado limited partnership, dated as of January 1, 1994, and as provided in the documents evidencing the Company's credit facility with Harris Trust and Savings Bank (the "Harris Loan").

            (b) There are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations which would require the Company to issue or sell Shares except pursuant to (a) the 1988 Employee Stock Option Plan and the Company's 1994 Employee Stock Incentive Plan ( collectively, the "Stock Option Plans") under which, as of the close of business on the date hereof, 497,721 Shares were issuable and reserved for issuance pursuant to outstanding options, (b) the Company's Nonemployee Director Stock Option Plan (the "Nonemployee Plan") under which, as of the close of business on the date hereof, 4,167 Shares were issuable and reserved for issuance pursuant to outstanding options, (c) the warrant issued September 18, 1989 by the Company to GE Capital Corporation (the "GE Warrant") under which, as of the close of business on the date hereof, 111,541 Shares were issuable and reserved for issuance, and (d) the warrants issued November 2, 1993 by the Company originally to Indosuez CM II, Inc. under which, as of the close of business on the date hereof, 677,626 Shares were issuable and reserved for issuance (together with the GE Warrant, the "Warrants"). Except as set forth in Section 6.3 or in Schedule 6.3(b) to the Company Disclosure Schedule, there are no obligations, contingent or otherwise, of the Company or any of its subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of the capital stock of the Company, or the capital stock or other equity interests of any subsidiary of the Company or (ii) (other than advances to subsidiaries in the ordinary course of business) to provide material funds to, or make any material investment in (in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any subsidiary of the Company or any other person. Except as described in Schedule 6.3(b) to the Company Disclosure Schedule, neither the Company nor any of its subsidiaries (x) directly or indirectly owns, (y) has agreed to purchase or otherwise acquire or (z) holds any interest convertible into or exchangeable or exercisable for, 5% or more of the capital stock of any corporation, partnership, joint venture or other business association or entity (other than the subsidiaries of the Company set forth in Schedule 6.1 of the Company Disclosure Schedule). Except as set forth in Schedule 6.3(b) of the
Company Disclosure Schedule and except for any agreements, arrangements or commitments between the Company and its subsidiaries or between such subsidiaries, there are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled to receive any payment based on the revenues or earnings, or calculated in accordance therewith, of the Company or any of its subsidiaries. There are no voting trusts, proxies or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to the voting of any shares of capital stock of the Company or any of its subsidiaries.

            (c) The Company has delivered to Purchaser complete and correct copies of the Stock Option Plans and the Nonemployee Plan and each form of option issued thereunder and the Warrants, including all amendments thereto, and the Company has delivered a complete and correct list of all outstanding awards under the Stock Option Plans and the Nonemployee Plan, setting forth as of the date hereof (i) the number and type of awards outstanding, (ii) the exercise price of each outstanding option, (iii) the number of options exercisable, and
(iv) assuming no amendment or waiver of the terms thereof, the number of options which will become exercisable, and the number of shares of restricted stock with respect to which the restrictions will lapse, on account of the Tender Offer, the Merger or any other transaction contemplated hereby.

            Section 6.4 Authority. The Company has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby (subject to the approval of the Merger, this Agreement and the transactions contemplated hereby by the affirmative vote of the holders of a majority of the outstanding shares of Voting Common Stock of the Company ("Stockholder Approval")). The Company's Board of Directors has unanimously recommended approval and adoption of this Agreement by the Company's stockholders entitled to vote on the Merger. Subject to Stockholder Approval, the execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Company and is a valid and binding obligation of the Company, enforceable against it in accordance with its terms.

            Section 6.5 No Conflict; Required Filings and Consents.

                   (a) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby will not (i) conflict with or violate the charter or By-Laws, or the equivalent organizational documents, in each case as amended or restated, of the Company or any of its subsidiaries, (ii) in any material respect, conflict with or violate any Laws applicable to the Company or any of its subsidiaries or by which any of their respective properties is bound or subject or (iii) except as described in
Schedule 6.5 to the Company Disclosure Schedule, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or require payment under, or result in the creation of a lien or encumbrance on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company or any of its subsidiaries is a party or by or to which the Company or any of its subsidiaries or any of their respective properties is bound or subject, except for any such conflicts, violations, breaches, defaults, events, rights of termination, amendment, acceleration or cancellation, payment obligations or liens or encumbrances described in clauses (ii) or (iii) that would not have a Company Material Adverse Effect.

                   (b) The execution and delivery of this Agreement by the Company does not, and consummation of the transactions contemplated hereby will not, require the Company to obtain any consent, license, permit, approval, waiver, authorization or order of, or to make any filing with or notification to any Governmental Entities, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, state securities or Blue Sky Laws, and the Hart-Scott-Rodino Act, and the filing and recordation of appropriate merger documents as required by the GCL and (ii) where the failure to obtain such consents, licenses, permits, approvals, waivers, authorizations or orders, or to make such filings or notifications, would not, either individually or in the aggregate, prevent the Company from performing, in any material respect, its obligations under this Agreement and would not have a Company Material Adverse Effect.

            Section 6.6 Permits; Compliance. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders (other than any thereof covered by Section 6.12) necessary to own, lease and operate its properties and to carry on its business as it is now being conducted (collectively, the "Company Permits"), and there is no action, proceeding or investigation pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits, except where the failure to possess, or the suspension or cancellation of, such Company Permits, or such action, proceeding or investigation, would not have a Company Material Adverse Effect. Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of (a) any Law applicable to the Company or any of its subsidiaries or by or to which any of their material respective properties is bound or subject or (b) any of the Company Permits, except for any such conflicts, defaults or violations which would not have a Company Material Adverse Effect. During the period commencing on June 30, 1991 and ending on the date hereof, neither the Company nor any of its subsidiaries has received from any Governmental Entity any written notification, asserting that the Company was in possible default or violation of any Laws, except as described in Schedule 6.6 to the Company Disclosure Schedule, and except for defaults or violations that would not have a Company Material Adverse Effect.

            Section 6.7 Reports; Financial Statements.

                   (a) Since June 30, 1991, the Company and its subsidiaries have filed all forms, reports, statements and other documents required to be filed with (A) the SEC including, without limitation, (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents (collectively referred to as the "Company SEC Reports") and (B) any applicable state securities authorities, except where the failure to file such documents would not have a Company Material Adverse Effect (all such forms, reports, statements and other documents being referred to herein, collectively, as the "Company Reports"). The Company Reports, including all Company Reports filed after the date of this Agreement and prior to the Effective Date, (i) were or will be prepared in all material respects in accordance with the requirements of applicable Law (including, with respect to the Company SEC Reports, the Securities Act and the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Company SEC Reports) and (ii) did not at the time they were filed, or will not at the time they are filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Notwithstanding this Section 6.7(a), the Company shall not be deemed to represent or warrant the preparation or accuracy of any form, report, statement, document or other information included in the Company Reports that were provided to the Company for inclusion therein by a third party.

                   (b) Each of the consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports filed since June 30, 1991, (i) have been or will be prepared in accordance with the published rules and regulations of the SEC and U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in U.S. GAAP and (B) with respect to the Company SEC Reports filed prior to the date of this Agreement, as may be indicated in the notes thereto) and (ii) fairly present or will fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows for the periods indicated (including reasonable estimates of normal and recurring year-end adjustments), except that any unaudited interim financial statements were or will be subject to normal and recurring year-end adjustments.

            Section 6.8 Absence of Certain Changes or Events. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as contemplated by this Agreement or as set forth in Schedule 6.8 of the Company Disclosure Schedule, since June 30, 1994 the Company and its subsidiaries have conducted their respective businesses only in the ordinary course and there has not been: (i) any damage, destruction or loss (whether or not covered by insurance) with respect to any assets of the Company or any of its subsidiaries which would have a Company Material Adverse Effect; (ii) any material change by the Company or its subsidiaries in their accounting methods, principles or practices; (iii) except for dividends by a subsidiary to the Company or another subsidiary, any declaration, setting aside or payment of any dividends or distributions in respect of shares of the Company's capital stock or the shares of stock of, or other equity interests in, any subsidiary, or any redemption, purchase or other acquisition by the Company or any of its subsidiaries of any of the Company's securities or any of the securities of any subsidiary; (iv) except in the ordinary course of business and consistent with past practice, any increase in the benefits under, or the establishment or amendment of, any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, stock purchase or other employee Plan (as defined in Section 6.10) or any increase in the compensation payable or to become payable to directors, officers or employees of the Company or its subsidiaries, (v) any grant of stock options other than grants prior to March 31, 1995; (vi) any revaluation by the Company or any of its subsidiaries of any of their assets, including the writing down of the value of inventory or the writing down or off of notes or accounts receivable, other than in the ordinary course of business;
(vii) any entry by the Company or any of its subsidiaries into any commitment or transaction material to the Company and its subsidiaries, taken as a whole (other than this Agreement and the transactions contemplated hereby); (viii) except pursuant to the Harris Loan, any material increase in indebtedness for borrowed money; or (ix) a Company Material Adverse Effect other than a Company Material Adverse Effect that is caused by changes in the market price of raw materials, feedstocks or finished goods.

            Section 6.9 Absence of Litigation. Except as disclosed in the Company SEC Reports filed prior to the date of this Agreement or as set forth in
Schedule  6.9 to the Company

Disclosure Schedule, there is no claim, action, suit, litigation, proceeding, arbitration or, to the knowledge of the Company, investigation of any kind, at law or in equity (including actions or proceedings seeking injunctive relief), pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any properties or rights of the Company or any of its subsidiaries (except for claims, actions, suits, litigation, proceedings, arbitrations or investigations which would not reasonably be expected to have a Company Material Adverse Effect), and neither the Company nor any of its subsidiaries is subject to any continuing order of, consent decree, settlement agreement or other similar written agreement with any Governmental Entity, or any judgment, order, writ, injunction, decree or award of any Government Entity or arbitrator, including, without limitation, cease and desist or other orders, except for matters which would not have a Company Material Adverse Effect.

            Section 6.10 Employee Plans; Labor Matters.

                   (a) Schedule 6.10 of the Company Disclosure Schedule sets forth, and the Company has made available to Purchaser true and correct copies of, (i) all employment agreements with officers of the Company or its subsidiaries and all increases in their compensation and benefits since December 31, 1994; (ii) all agreements with consultants of the Company or its subsidiaries obligating the Company or any subsidiary to make annual cash payments in an amount exceeding $50,000; (iii) all non-competition agreements with the Company or a subsidiary executed by officers of the Company; and (iv) all material plans, programs, agreements and other arrangements of the Company or its subsidiaries with or relating to its employees.

                   (b)  Except  for the  plans  and  arrangements  set  forth on
Schedule 6.10 to the Company Disclosure Schedule (the "Scheduled Plans"), neither the Company nor any member of the Controlled Group now maintains, has ever maintained or contributed to, or has any plans or commitments for, any employee Plans (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended ("ERISA") ss. 3(3)) or any other retirement, pension, stock option, stock appreciation right, profit sharing, incentive compensation, deferred compensation, savings, thrift, vacation pay, severance pay, or other employee compensation or Plan, agreement, practice, or arrangement, whether written or unwritten, whether or not legally binding (collectively, the "Plans"). For purposes of this Agreement, "Controlled Group" means a controlled or affiliated group within the meaning of the Internal Revenue Code of 1986, as amended ("Code") ss. 414(b), (c), (m), or (o) of which the Company is a member. The Company has made available to Purchaser correct and complete copies of all Scheduled Plans (including a detailed written description of any Scheduled Plan that is unwritten, including a description of eligibility criteria, participation, vesting, benefits, funding arrangements and assets and any other provisions relating to the Company) and, with respect to each Scheduled Plan, a copy of each of the following: (i) the most recent favorable determination letter, (ii) materials submitted to the Internal Revenue Service in support of a pending determination letter request, (iii) the most recent letter issued by the Internal Revenue Service recognizing tax exemption, (iv) each insurance contract, trust agreement, or other funding vehicle, (v) the most recently filed Forms 5500 plus all schedules and attachments, and (vi) each
summary  plan   description  or  other  general
explanation or communication distributed or otherwise provided to employees with respect to each Scheduled Plan that describes the terms of the Scheduled Plan.

                   (c) Each Scheduled Plan has at all times been in compliance, in form and in operation, in all material respects with all applicable requirements of law and regulations, including without limitation ERISA. Each Scheduled Plan that is intended to be a qualified plan has received a favorable determination letter from the Internal Revenue Service; nothing has occurred since the date of the most recent favorable determination letter that would cause the loss of the Scheduled Plan's qualification; and each such Scheduled Plan has at all times been in compliance, in form and in operation, in all material respects with the applicable requirement of the Code and the applicable Treasury Regulations.

                   (d) Neither the Company nor any party in interest (as such term is defined in ERISA ss. 3(14)) nor any disqualified person (as such term is defined in Code ss. 4975) has engaged in any prohibited transaction within the meaning of ERISA ss. 406 or Code ss. 4975 that would have a Company Material Adverse Effect.

                   (e) All contributions to Scheduled Plans for all periods ending prior to the Effective Date (including periods from the first day of the current plan year to the Effective Date) will be made prior to or accrued as of the Effective Date by the Company in accordance with past practice.

                   (f) All insurance premiums with respect to each Scheduled Plan have been paid in full or accrued, subject only to normal retrospective adjustments in the ordinary course for policy years or other applicable policy periods ending on or before the Effective Date.

                   (g) Neither the Company nor any member of the Controlled Group has any liability for failure to comply with ERISA or the Code for any action or failure to act in connection with the administration or investment of any Scheduled Plan, except where such liability would not have a Company Material Adverse Effect.

                   (h) Neither the Company nor any member of the Controlled Group has ever maintained, contributed to, or been obligated to contribute to any plan that is subject to Title IV of ERISA or the minimum funding requirements of Code ss. 412. Neither the Company nor any member of the Controlled Group has ever contributed to or been obligated to contribute to a multiemployer plan (as such term is defined in ERISA ss. 3(37)).

                   (i) With respect to each Scheduled Plan and Plan, there are no material actions, suits, grievances, arbitrations or other manner of litigation or material claims, with respect to any Scheduled Plan (except for routine claims for benefits made in the ordinary course of plan administration for which plan administrative procedures have not been exhausted) pending or, to the Company's knowledge, threatened against or with respect to any Scheduled Plan or Plan, any plan sponsor, or any fiduciary (as such term is defined in ERISA ss. 3(21)) of such Scheduled Plan or Plan, other than actions, suits, grievances, claims, arbitrations or other manner of litigation that would not have a Company Material Adverse Effect.

                   (j) Except as set forth in Schedule 6.10 to the Company Disclosure Schedule, neither the Company nor any member of the Controlled Group has any liability for post-retirement welfare benefits except for the continuation coverage required by Part 6 of Title I of ERISA.

                   (k) Neither the Company nor any of its subsidiaries is a party to any collective bargaining or other labor union contracts. No collective bargaining agreement is being negotiated by the Company or any of its subsidiaries. To the Company's knowledge, there is no pending or threatened labor dispute, strike or work stoppage against the Company or any of its subsidiaries which may materially interfere with the respective business activities of the Company or any of its subsidiaries. To the knowledge of the Company, none of the Company, any of its subsidiaries or any of their respective representatives or employees has committed any unfair labor practices in connection with the operation of the respective businesses of the Company or its subsidiaries and, to the knowledge of the Company, there is no pending or threatened charge or complaint against the Company or any of its subsidiaries by the National Labor Relations Board or any comparable state agency that would have a Company Material Adverse Effect.

            Section 6.11 Taxes. The Company has prepared and duly filed (and to its knowledge has done so accurately and correctly) all material federal, state, county and local income, franchise, use, real property and personal property tax returns and reports (including all attached statements and schedules) required to be filed as of the date hereof with respect to the Company and its subsidiaries and has duly paid, withheld or reserved for all taxes, penalties and other governmental charges required to be paid that have been assessed or levied against or upon the Company and its subsidiaries or any of their properties, assets, income, franchises, licenses or sales including without limitation income, gross receipt and property taxes. To the extent that any such taxes relate to periods on or prior to June 30, 1994, such taxes have either been paid or are reflected as a liability on the Company's June 30, 1994 audited financial statements. If not paid, the Company is contesting such amount in good faith by appropriate proceedings. In the event the Company is contesting such amounts in good faith, the Company has set aside on its books adequate reserves in accordance with U.S. GAAP with respect thereto and all of such matters involving an amount in excess of $100,000 are described in Schedule 6.11 to the Company Disclosure Schedule. Except as set forth in Schedule 6.11 to the Company Disclosure Schedule, the Company does not know of any proposal by any taxing authority for material additional taxes or assessments against or upon the Company. Except as set forth in Schedule 6.11 to the Company Disclosure Schedule, to the knowledge of the Company all monies required to be withheld by the Company from employees for income taxes, social security taxes and unemployment insurance taxes have been collected or withheld or either paid to the respective governmental agencies or set aside in cash for such purpose. Except as set forth in Schedule 6.11 to the Company Disclosure Schedule, the Company has not entered into any agreement for the extension of time for the assessment of any tax or tax delinquency. The Company has made available to Purchaser an accurate, correct and complete copy of each return or statement filed by, on behalf of or including the Company for federal income tax purposes or state and local income or franchise tax purposes for the tax years of the Company ended June 30, 1992, June 30, 1993 and June 30, 1994. The Company is not subject to any joint venture, partnership or other arrangement or contract that is treated as a partnership for federal income tax purposes, except for NuTec Mineral & Chemical Company. The net operating losses, net operating loss carry forwards and other tax attributes of the Company as shown in the federal corporate income tax return of the Company for the year ended June 30, 1994 are not subject to any limitation under Code Sections 381, 382, 383 or 384, or any other provision of the Code or the federal consolidated return regulations (or any predecessor provision of any Code section or the regulations), and, to the knowledge of the Company, no event has occurred since June 30, 1994 that would prevent the Company from utilizing these net operating losses, net operating loss carry forwards or other tax attributes if it had sufficient income. For purposes of the prior sentence "any limitation" shall not include the specific tax issues regarding the Company's net operating losses that have been raised by the Internal Revenue Service in written communications to the Company that have been provided to the Purchaser.

            Section 6.12 Environmental Matters. Except for matters disclosed in the Company SEC Reports or Schedule 6.12 to the Company Disclosure Schedule and except for matters that would not result in a Company Material Adverse Effect, to the knowledge of the Company, (i) the properties, operations and activities of the Company and its subsidiaries are in compliance with all applicable Environmental Laws; (ii) the Company and its subsidiaries and the properties and operations of the Company and its subsidiaries are not subject to any existing, pending or threatened action, suit, investigation, inquiry or proceeding by or before any governmental authority under any Environmental Law and neither the Company nor its subsidiaries have received any notice that they are responsible or potentially responsible for clean up of any property; (iii) all notices, permits, licenses, or similar authorizations, if any, required to be obtained or filed by the Company or any of its subsidiaries under any Environmental Law in connection with any aspect of the business of the Company or its subsidiaries, including without limitation those relating to the treatment, storage, disposal or release of a hazardous substance, have been duly obtained or filed and the Company and its subsidiaries are in compliance, in all material respects, with the terms and conditions of all such notices, permits, licenses and similar authorizations; (iv) the Company and its subsidiaries have satisfied and are currently in compliance with all financial responsibility requirements applicable to their operations and imposed by any governmental authority under any Environmental Law, and the Company and its subsidiaries have not received any notice of material noncompliance with any such financial responsibility requirements; (v) there are no physical or environmental conditions existing on any property of the Company or its subsidiaries or resulting from the Company's or such subsidiaries' operations or activities, past or present, at any location, that would be reasonably likely to give rise to any on-site or off-site remedial obligations imposed on the Company or any of its subsidiaries under any Environmental Laws; (vi) since the effective date of the relevant requirements of applicable Environmental Laws and to the extent required by such applicable Environmental Laws, all hazardous substances and wastes generated by the Company and its subsidiaries have been handled and stored in compliance with Environmental Laws, transported only by carriers authorized under Environmental Laws to transport such substances and wastes, and disposed of only at treatment, storage, and disposal facilities authorized under Environmental Laws to treat, store or dispose of such substances and wastes; (vii) there has been no exposure of any person or property to hazardous substances or any pollutant or contaminant, nor has there been any release of hazardous substances, or any pollutant or contaminant into the environment by the Company or its subsidiaries or in connection with their properties or operations that could reasonably be expected to give rise to any claim against the Company or any of its subsidiaries for costs, damages or compensation; (viii) the Company and its subsidiaries have made available to Purchaser or its agents all internal and external environmental audits and studies and all correspondence on substantial environmental matters or liabilities in the possession of the Company or its subsidiaries relating to any of the current or former properties or operations of the Company and its subsidiaries (except that in the case of any written materials for which the Company asserts an attorney client privilege, the Company shall provide Purchaser with a list of such materials and a summary of their contents, and the Company shall cooperate with Purchaser to provide Purchaser with access to such materials if such access can be provided without violation of the attorney client privilege); and (ix) neither the Company nor its subsidiaries are subject to or have entered into any agreement requiring that they pay to, defend, indemnify or hold harmless any person for or against any environmental liabilities and costs other than agreements disclosed in the Company SEC Reports and the Harris Loan. For purposes of this Agreement, the term "Environmental Laws" shall mean any and all laws, statutes, ordinances, rules, regulations, or orders of any Governmental Entity pertaining to health or the environment currently in effect in any and all jurisdictions in which the party in question and its subsidiaries own property or conduct business, including without limitation, the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 ("CERCLA"), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 ("RCRA"), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous Materials Transportation Act, as amended, any state laws implementing the foregoing federal laws, and any similar state laws, and all other federal, state and local environmental conservation or protection laws. For purposes of this Agreement, the terms
"hazardous substance" shall mean hazardous substance as defined in CERCLA, petroleum, and any other chemical or material regulated under any Environmental Laws, "release" shall have the meanings specified in CERCLA, and "disposal" shall have the meaning specified in RCRA; provided, however, that to the extent the current laws of the state in which the property is located have established a meaning for "hazardous substance," "release," or "disposal" that is broader than that specified in either CERCLA or RCRA, such broader meaning shall apply.

            Section 6.13 Delaware Law. The Board of Directors of the Company has approved the Tender Offer, the Merger and this Agreement, and such approval is sufficient to render inapplicable the restrictions on business combinations set forth in Section 203 of the GCL, to the Tender Offer, the Merger, this Agreement, the transactions contemplated by this Agreement and any additional acquisitions of the Shares by Purchaser or Acquisition.

            Section 6.14 Inventory; Accounts Receivable. The inventory of the Company and its subsidiaries consists of raw materials, work in process and finished goods and supplies, all of which is merchantable and fit, in all material respects, for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged or defective, subject only to the reserve for inventory writedown provided for in the Company's March 31, 1995 financial statements, as adjusted for operations and transactions through the date hereof in accordance with the past custom and practice of the Company and its subsidiaries. All notes and accounts receivable of the Company and its subsidiaries are reflected properly on their books and records in all material respects.

            Section 6.15 Insurance. The Company and each of its subsidiaries are currently insured for reasonable amounts against such risks as companies engaged in a similar business would, in accordance with good business practice, customarily be insured.

            Section 6.16 Properties. Except for liens and encumbrances (a) referred to in the reports described in Schedule 6.16 to the Company Disclosure Schedule, (b) granted by a subsidiary of the Company to the Company or another subsidiary, (c) granted pursuant to the Harris Loan, or (d) arising in the ordinary course of business and for properties and assets disposed of in the ordinary course of business after June 30, 1994, the Company and its subsidiaries have defensible title or leasehold interest, free and clear of all liens, the existence of which would have a Company Material Adverse Effect, to all their material properties and assets, whether tangible or intangible, real, personal or mixed. All buildings, and all fixtures, equipment and other property and assets which are material to its business on a consolidated basis, held under leases by any of the Company or its subsidiaries are, to the Company's knowledge, held under valid instruments enforceable by the Company or its subsidiaries in accordance with their respective terms. In all material respects, the Company's and its subsidiaries' plant and equipment have been maintained consistently with industry standards and are in good and serviceable condition, reasonable wear and tear excepted.

            Section 6.17 Certain Contracts and Restrictions. The Company SEC Reports or Schedule 6.17 to the Company Disclosure Schedule list, as of the date of this Agreement, each agreement, contract or commitment (other than any thereof entered into in the ordinary course of business) of a duration in excess of six months to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound pursuant to which the Company or its subsidiaries paid consideration during the previous twelve months in excess of $1,000,000, or which is otherwise material to the financial condition or results of operations of the Company and its subsidiaries, taken as a whole. The Amendment to Ore Purchase Agreement, effective as of June 1, 1995, between Rhone-Poulenc, Inc. and the Company remains in effect and has not been amended or otherwise modified.

            Section 6.18 Information Supplied. Without limiting any of the representations and warranties contained herein, no representation or warranty of the Company set forth herein contains any untrue statement of material fact, or, at the date thereof, omits to state a material fact necessary in order to make the statements contained therein, in light of the circumstances under which such statements are made, not misleading.

            Section 6.19 Opinion of Financial Advisor. The Company has received the opinion of PaineWebber Incorporated to the effect that, as of August 8, 1995, the consideration to be received by the holders of the Shares (other than stockholders of the Company affiliated with Weiss, Peck & Greer) in the Tender Offer and/or the Merger is fair, from a financial point of view, to such holders.

            Section 6.20 Futures Trading and Fixed Price Exposure. Except as set forth in Schedule 6.20 of the Company Disclosure Schedule and except as contemplated by the Harris Loan, none of the Company or any of its subsidiaries engages in any futures or options trading or is a party to any price swaps, hedges, futures or similar investments.

            Section 6.21 Intellectual Property. Schedule 6.21 to the Company Disclosure Schedule contains a complete list as of the date of this Agreement of all material (i) patents owned or used by the Company or patent applications filed by the Company, (ii) trademarks, service marks, tradenames, Company copyrights, or applications therefor, owned or used by the Company. Schedule
6.21 of the Company Disclosure Schedule lists all officers of the Company who have executed technology rights agreements with the Company. To the Company's knowledge, no patents, patent applications, trademarks, trademark applications, service marks, service mark applications, trade secrets, tradenames, copyrights, licenses, inventions, drawings, designs, customer lists, proprietary know how or information or other rights with respect thereto (collectively referred to as "Proprietary Rights"), are necessary to or presently being used in the business of the Company other than those which have been lawfully obtained or applied for; and to the Company's knowledge, the operations of the Company do not in any material respect conflict with or infringe on the rights of any third party. Any person who has asserted that the Company's operations conflict with or infringe upon any of such person's rights, or any Proprietary Rights owned, possessed or used by such other person has been disclosed.

            Section 6.22 Contributions, Etc. The Company annually inquires of at least its executive officers concerning conduct of the business including use of funds for unlawful contributions, gifts, entertainment, or other unlawful expenses relating to political activities unlawful payments to foreign or domestic government officials, political parties, or campaigns and no material violation or unlawful activity has been identified.

            Section 6.23 Easements. The business of the Company and its subsidiaries has been operated in a manner that does not violate the material terms of any easements, rights of way, permits, servitudes, licenses, leasehold estates and similar rights relating to real property used by the Company and its subsidiaries in such business (collectively, "Easements") material to such business. All material Easements are valid and enforceable and grant the rights purported to be granted thereby and all rights necessary thereunder for the current operation of such business.

            Section  6.24  Information.  Neither  (a)  the  Proxy  Statement  or
Information Statement (other than information provided by Purchaser or Acquisition, as to which no representation is made), nor (b) any information provided by the Company for inclusion in any amendments or supplements to the Offer Documents, nor (c) the Schedule 14D-9 to be filed by the Company in connection with the Tender Offer and any amendments thereof or supplements thereto will contain, at the respective times such documents are filed with the SEC, and, in the case of the Proxy Statement or Information Statement or any amendments thereof or supplements thereto, at the time of the meeting of stockholders to be held in connection with the Merger, if required, or at the time of mailing to stockholders, as the case may be, any untrue statement of a material fact or will omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Schedule 14D-9, the Proxy Statement or Information Statement, as the case may be, and any amendments of or supplements to any of the foregoing, will comply as to form in all material respects with the provisions of the Exchange Act.

                                  ARTICLE VII
                                   COVENANTS

            Section 7.1 Conduct of Business by the Company Pending the Merger. Subsequent to the date hereof and prior to the Effective Date, unless Purchaser shall otherwise agree in writing or unless the failure to comply with any of the following covenants results from actions by the Board of Directors of the Company which are approved by a majority of the directors appointed by Purchaser pursuant to Section 7.11 hereof and except as otherwise specifically contemplated by this Agreement:

                   (a) the businesses of the Company and its subsidiaries shall be conducted only in, and neither the Company nor any of its subsidiaries shall take any action except in, the ordinary and usual course of business.

                   (b) the Company shall not

                   (1) (i) increase the compensation payable to or to become payable to any director or executive officer, except for increases in salary or wages payable or to become payable in the ordinary course of business and consistent with past practice; (ii) grant any severance or termination pay (other than pursuant to the normal severance policy of the Company or its subsidiaries as in effect on the date of this Agreement) to, or enter into or amend any employment or severance agreement with, any director, officer or employee; (iii) establish, adopt or enter into any new employee Plan or arrangement; or (iv) except as may be required by applicable law and actions that are not inconsistent with the provisions of Section 6.10 of this Agreement, amend, or take any other actions (other than the acceleration of vesting or waiving of performance criteria permitted pursuant to the Plans upon a change in control of the Company) with respect to, any of the Plans;

                   (2) declare or pay any dividend on, or make any other distribution in respect of, outstanding shares of capital stock, except for dividends by a subsidiary to the Company or another subsidiary;

                   (3) (i) except as described in Schedule 7.1(b)(3) to the Company Disclosure Schedule, redeem, purchase or otherwise acquire any shares of its or any of its subsidiaries' capital stock or any securities or obligations convertible into or exchangeable for any shares of its or its subsidiaries' capital stock (other than any such acquisition directly from any wholly owned subsidiary of the Company in exchange for capital contributions or loans to such subsidiary), or any options, warrants or conversion or other rights to acquire any shares of its or its subsidiaries' capital stock or any such securities or obligations (except in connection with the exercise of outstanding stock options or Warrants in accordance with their terms); (ii) effect any reorganization or recapitalization; or (iii) split, combine or reclassify any of its or its subsidiaries' capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, shares of its or its subsidiaries' capital stock;

                   (4) (i) except as described in Schedule 7.1(b)(4) to the Company Disclosure Schedule, issue, deliver, award, grant or sell, or authorize or propose the issuance, delivery, award, grant or sale (including the grant of any security interests, liens, claims, pledges, limitations in voting rights, charges or other encumbrances) of, any shares of any class of its or its subsidiaries' capital stock (including shares held in treasury), any securities convertible into or exercisable or exchangeable for any such shares, or any rights, warrants or options to acquire any such shares (except as permitted for the issuance of shares upon the exercise of stock options outstanding as of the date of this Agreement) other than (a) the conversion of Voting Common Stock and Nonvoting Common Stock as provided in paragraph 4(D) of Section 2 of Article IV of the Company's Certificate of Incorporation, (b) the exercise of the Warrants or (c) the exercise of options under the Stock Option Plans or the Nonemployee Plan; or (ii) amend or otherwise modify the terms of any such rights, warrants or options the effect of which shall be to make such terms more favorable to the holders thereof;

                   (5) acquire or agree to acquire, by merging or consolidating with, by purchasing an equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets of any other person (other than the purchase of assets from suppliers or vendors in the ordinary course of business) in each case which are material, individually or in the aggregate, to the Company and its subsidiaries, taken as a whole;

                   (6) sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, or agree to sell, lease, exchange, mortgage, pledge, transfer or otherwise dispose of, any of its material assets or any material assets of any of its subsidiaries, except for dispositions in the ordinary course of business and consistent with past practice;

                   (7) solicit, initiate or knowingly encourage any inquiries, discussions or negotiations with any person (other than Purchaser or Acquisition) concerning any Acquisition Proposal (as defined in Section 9.1(c)) or solicit, initiate or knowingly encourage any effort or attempt by any other person to do, make or seek an Acquisition Proposal or, unless required in order for the Board of Directors of the Company to comply with its fiduciary responsibilities, with a view to pursuing an Acquisition Proposal with such person, engage in discussions or negotiations with or disclose any nonpublic information relating to the Company or any of its subsidiaries to such person or authorize or permit any of the officers, directors or employees of the Company or any of its subsidiaries or any investment banker, financial adviser, attorney, accountant or other representative retained by the Company or any of its subsidiaries to take any such action. The Company shall immediately communicate to Purchaser in writing the terms of any Acquisition Proposal which it may receive;

                   (8) adopt or propose to adopt any amendments to its charter or By-Laws, which would alter the terms of its capital stock or would have an adverse impact on the consummation of the transactions contemplated by this Agreement;

                   (9) (i) change, in any material respect, any of its methods of accounting in effect at June 30, 1995, or (ii) make or rescind any express or deemed election relating to taxes, settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes (except where the amount of such settlements or controversies, individually or in the aggregate, would not have a Company Material Adverse Effect), or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of the federal income tax returns for the taxable year ending June 30, 1994, except, in each case, as may be required by Law or U.S. GAAP;

                   (10) other than as permitted by the Harris Loan, incur any material obligation for borrowed money or purchase money indebtedness, whether or not evidenced by a note, bond, debenture or similar instrument;

                   (11) enter into any material arrangement, agreement or contract with any third party (other than customers in the ordinary course of business) that provides for an exclusive arrangement with that third party or is substantially more restrictive on the Company or substantially less advantageous to the

         Company than arrangements, agreements or contracts existing on the date hereof unless such arrangement is entered into in the ordinary course of business; or

                   (12) agree in writing or otherwise to do any of the foregoing.

            Section 7.2 Stockholders' Meeting and Proxy Statement. Except as provided in Section 9.1 of this Agreement, the Company shall take all action necessary in accordance with applicable law and its Certificate of Incorporation and By-Laws to convene a meeting of the holders of the shares of Voting Common Stock of the Company as promptly as practicable after the expiration of the Tender Offer to consider and vote upon the adoption of the Merger Agreement, if such stockholder approval is required by applicable law. In connection with any stockholders' meeting, if required, the Company shall prepare and file the Proxy Statement with the SEC and Purchaser shall furnish all information concerning Purchaser and Acquisition as the Company may reasonably request in connection with the preparation of the Proxy Statement. At any stockholders' meeting, Purchaser agrees to vote or cause all of the Shares acquired pursuant to the Tender Offer or otherwise by Acquisition or any affiliate of Purchaser to be voted in favor of the Merger. The Company shall in the Proxy Statement, through its Board of Directors, recommend that the Company's stockholders adopt the Merger Agreement, if such vote is required, except to the extent that the Board of Directors shall have withdrawn or modified its approval or recommendation of the Tender Offer or the Merger Agreement as contemplated by Section 9.1(c).

            Section 7.3 Certain Filings and Consents. Purchaser, Acquisition and the Company shall (a) cooperate with each other in determining whether any filings are required to be made or consents, approvals, permits or authorizations are required to be obtained under any federal or state law or regulation or whether any consents, approvals or waivers are required to be obtained from other parties to loan agreements or other contracts material to the business of the Company and its subsidiaries taken as a whole in connection with the consummation of the Merger and (b) actively assist each other in making any such filings and obtaining any consents, permits, authorizations, approvals or waivers that are required.

            Section 7.4 Access. Upon reasonable notice, the Company shall, and shall cause each of its subsidiaries to, afford Purchaser and Acquisition, and their respective representatives, full access during normal business hours until the Effective Date to all of its properties, books, contracts, commitments and records (including, but not limited to, tax returns) and, during that period, the Company and each of its subsidiaries shall furnish promptly to Purchaser and Acquisition, and their respective representatives, all information concerning its business, properties, assets, liabilities, operations, financial condition and personnel as Purchaser or Acquisition may reasonably request; except that in the case of all written materials for which the Company asserts an attorney client privilege, the Company shall provide Purchaser with a list of such materials and a summary of their contents, and the Company shall cooperate with Purchaser to provide Purchaser with access to such materials if such access can be provided without violation of the attorney client privilege. Purchaser and Acquisition shall, and shall use their reasonable best efforts to cause their consultants and advisors to, hold in confidence all such information until such time as such information is otherwise publicly available (unless otherwise required to disclose such information by law), and if this Agreement is terminated, Purchaser and Acquisition shall deliver to the Company all documents, work papers and other material obtained by them from the Company pursuant to the terms of this Agreement.

            Section 7.5 Expenses.

                   (a) Except as provided in Section 9.2(a) of this Agreement, all Expenses (as defined in Section 7.5(b) hereof) incurred by the parties hereto shall be borne solely and entirely by the party which has incurred such Expenses.

                   (b) "Expenses" as used in this Agreement shall include all out-of-pocket expenses (including, without limitation, all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a party hereto and its affiliates) incurred by a party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of the Tender Offer, this Agreement, the preparation, printing, filing and mailing of the Offer Documents, the Schedule 14D-1, the Schedule 14D-9, the Proxy Statement, the Information Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the transactions contemplated hereby; provided, however, that "Expenses" shall not include any fees of legal counsel or advisors of any stockholder of any party.


            Section 7.6 Employee Stock Options; Warrant. On or before the Effective Date of the Merger, the Company shall take all steps necessary for all outstanding options granted under the Stock Option Plans and the Nonemployee Plan to be converted by the Merger into the right to receive for each Share covered thereby a cash amount equal to the excess of the Merger Price over the option exercise price. Such amount shall be paid by Purchaser on the Effective Date. On the Effective Date of the Merger, all rights under the Warrants shall be converted by the Merger into the right to receive for each Share covered thereby the right to receive the Merger Price upon payment to the Company of the applicable Warrant exercise price. The Company shall take no action, or allow any action to be taken, or fail to take any action, that would cause or result in any acceleration of exercisability of outstanding options granted under the Stock Option Plans and the Nonemployee Plan.

            Section 7.7 Indemnification and Insurance. The Company shall indemnify and hold harmless, and after the Effective Date, Purchaser and the Surviving Corporation shall indemnify and hold harmless, each present employee, agent, director or officer of the Company and the Company's subsidiaries (the "Indemnified Parties") (a) with respect to any losses, claims, damages, liabilities, costs and expenses, including reasonable attorneys' and expert witness fees, arising out of or pertaining to any action or omission occurring prior to the Effective Date (including any which arise out of or pertain to the transactions contemplated by this Agreement) and (b) as provided in their respective charters or by-laws in effect at the date hereof (to the extent consistent with applicable law), which provisions shall survive the Merger and shall continue in full force and effect for a period of not less than five years from the Effective Date. In the event any claim or claims (a "Claim or Claims") are asserted or made pursuant to the preceding sentence within such five-year period, all rights to indemnification in respect of any such Claim or Claims shall continue until disposition of any and all such Claims. In the event that a claim is asserted against any Indemnified Party with respect to any matter to which the indemnities contained in this section relate, the Indemnified Party shall give prompt written notice to the Surviving Corporation setting forth in reasonable detail the basis for such claim for indemnification. The Surviving Corporation shall have the right, at its election, to take over the defense or settlement of such claim at its own expense by giving prompt notice to that effect to the Indemnified Party. If the Surviving Corporation shall have so assumed the defense of any Claim, the Surviving Corporation shall be authorized to consent to a settlement of, or the entry of any judgment arising from, any such Claim, without the prior written consent of the Indemnified Party; provided, however, that a condition to any such settlement shall be a complete release of the Indemnified Party with respect to such Claim. If the Surviving Corporation does not, within thirty days after receipt of the Indemnified Party's notice of Claim, (x) give such notice to take over the defense of such Claim and proceed to defend the Claim or (y) object to such Claim in writing to the Indemnified Party, then the Indemnified Party shall have the right to undertake the defense of such Claim and the Surviving Corporation shall pay to the Indemnified Party the reasonable fees and expenses of its counsel. The Surviving Corporation shall not be liable for any settlement effected without its consent, which consent shall not be unreasonably withheld. The Indemnified
Party shall at all times have the right, at its option and expense, to participate fully in, but not to control, any such defense. Without limiting the foregoing, the Company and, after the Effective Date, the Surviving Corporation, to the extent permitted by applicable law, will periodically advance reasonable expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided the person to whom the expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification. In the event that within five years from the Effective Date the Surviving Corporation shall consolidate or merge with or into any other person or shall transfer all or substantially all of its assets to any person and such person surviving such consolidation or merger or to which such assets shall have been transferred is not a Delaware corporation, the Surviving Corporation shall enter into an agreement pursuant to which such person shall agree to provide indemnification substantially equivalent to that required of the Company hereunder.

            Section 7.8 Employee Benefits. For a period of two years from the Effective Date, Purchaser and the Surviving Corporation agree to honor in accordance with their terms the Company's employee benefit plans, in each case to the extent the same have been delivered or made available to Purchaser for review, provided however that Purchaser or the Surviving Corporation may amend or terminate any such plan at any time after the Effective Date to the extent the amendment or termination is deemed to be necessary or appropriate to comply with the requirements of applicable law.

            Section 7.9 Maintenance of Financing. Purchaser and Acquisition shall at all times have available to them funds sufficient to consummate the Tender Offer and the Merger on the terms contemplated by this Agreement.

            Section 7.10 Resignation of Directors. The Company will obtain the resignations of all of the Continuing Directors of the Company on the Effective Date.

            Section 7.11 Board of Directors. Upon the acquisition of Shares pursuant to the Tender Offer, which, when added together with Shares owned by Purchaser or any of its direct or indirect subsidiaries, equal at least a majority of the then outstanding shares of Voting Common Stock, the Company shall fill any vacancies and increase the size of its Board of Directors as necessary to enable Purchaser to designate at its option a majority of the Company's Board of Directors, and shall cause Purchaser's designees to be so elected and shall mail promptly the information required by Section 14(f) of the Act and Rule 14f-1 promulgated thereunder.

                                  ARTICLE VIII
                                   CONDITIONS

            Section 8.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following conditions:

                   (a) The holders of the Voting Common Stock of the Company entitled to vote shall have duly approved the Merger if required by applicable law.

                   (b) No preliminary or permanent injunction or other order by a court of competent jurisdiction which prevents the consummation of the Merger shall have been issued and remain in effect (each party agreeing to use its reasonable best efforts to have any such injunction lifted).

                   (c) No action shall have been taken nor shall any statute, rule or regulation have been enacted by the government of the United States or any state thereof that makes the consummation of the Tender Offer or the Merger illegal in any material respect.

                   (d) The applicable waiting period under the Hart-Scott-Rodino Act with respect to the transactions contemplated by this Agreement shall have expired or been terminated.

            Section 8.2 Conditions to Obligations of Purchaser and Acquisition to Effect the Merger. The obligations of Purchaser and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions:

                   (a) The representations and warranties of the Company set forth in Article VI shall be true and correct in all material respects on the Effective Date (or on such other date specified in Article VI) with the same force and effect as though made on and as of such date, and Purchaser and Acquisition shall have received a certificate to that effect from the Chief Executive Officer and the Treasurer of the Company.

                   (b) All of the covenants and agreements of the Company to be performed or complied with pursuant to this Agreement prior to the Effective Date shall have been duly performed and complied with in all material respects, and Purchaser and Acquisition shall have received a certificate to that effect from the Chief Executive Officer and the Treasurer of the Company.

                   (c) Holders of no more than 400,000 Shares, in the aggregate, shall have filed with the Company a written objection to the Merger and made a written demand for payment of the fair value of his shares in the manner permitted by the GCL.

                   (d) All of the Continuing Directors of the Company on the Effective Date shall have resigned.

                   (e) Since the date of this Agreement, there shall have been no Company Material Adverse Effect; provided, however, that an IRS Notice of Proposed Adjustment (to the extent it relates to specific tax issues regarding the Company's net operating losses that have been raised by the Internal Revenue Service in a written communication referred to in the last sentence of Section
6.11 shall not be considered a Company Material Adverse Effect for this purpose.

                   (f) Other than taxes duly paid, withheld or reserved for by the Company, no taxes are payable, or reasonably expected by the Company to be payable, with respect to items or periods covered by the returns and reports referred to in Section 6.11 (whether or not shown on or reportable on such returns or reports or with respect to any period prior to the Effective Date), other than any such taxes which would not have a Company Material Adverse Effect.

            Section 8.3 Conditions to Obligation of the Company to Effect the Merger. The obligation of the Company to effect the Merger shall be subject to the fulfillment at or prior to the Effective Date of the following additional conditions.

                   (a) The representations and warranties of Purchaser and Acquisition set forth in Article V shall be true and correct in all material respects on the Effective Date (or on such other date specified in Article V) with the same force and effect as though made on and as of such date, and the Company shall have received certificates to that effect from the Chief Executive Officer and the Treasurer of Purchaser and the President of Acquisition.

                   (b) All of the covenants and agreements of Purchaser and Acquisition to be performed or complied with pursuant to this Agreement prior to the Effective Date shall have been duly performed and complied with in all material respects, and the Company shall have received certificates to that effect from the Chief Executive Officer and the Treasurer of Purchaser and the President of Acquisition.


                                   ARTICLE IX
                       TERMINATION, AMENDMENT AND WAIVER

            Section  9.1  Termination.   This  Agreement  shall  be  subject  to
termination at any time prior to the Effective Date, whether before or after approval by the stockholders of the Company, if required, as follows:

                   (a) by mutual consent of Purchaser and the Board of Directors of the Company;

                   (b) by Purchaser or the Company if the Merger shall not have been consummated on or before December 15, 1995, which date may be extended by mutual agreement of the Boards of Directors of the Company and Purchaser;

                   (c) by the Company if, prior to the Effective Date, the Company, its Board of Directors or its stockholders shall receive a bona fide written proposal or offer from a third party (each an "Acquisition Proposal") relating to:

                        (i) the acquisition or purchase of all or  substantially
              all of the assets of, or more than a 50% equity interest (including any Shares theretofore acquired) in the Company;

                        (ii)  a  merger,   consolidation   or  similar  business
              combination with the Company;

                        (iii) a tender or exchange offer for the Company conditioned on ownership of more than 50% of the outstanding Shares following such tender or exchange offer;

and the Board of Directors of the Company determines that it has a duty in the proper discharge of its fiduciary responsibilities under applicable law to consider such other proposal or offer, and then such Board of Directors either
(A) accepts such proposal or offer, (B) recommends to the stockholders acceptance of such proposal or offer, or (C) in the case of a tender or exchange offer, takes no position with respect thereto and all conditions (other than terminating this Agreement) of such tender or exchange offer have been satisfied, in which event this Agreement shall be terminated without any liability to the Company or the Company's Board of Directors as a result of such termination other than as set forth in Section 9.2(a).

                   (d) by Purchaser upon a breach of any material representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue and such breach or untruth shall have caused a Company Material Adverse Effect.

                   (e) by the Company upon a breach of any material representation, warranty, covenant or agreement on the part of the Purchaser set forth in this Agreement or if any representation or warranty of the Purchaser shall have become untrue and such breach or untruth shall have caused a Purchaser Material Adverse Effect.

            Section 9.2 Break-Up Fee; Effect of Termination.

                   (a) If the Agreement is terminated pursuant to Section 9.1(c), the Company shall pay to Purchaser U.S. $4,000,000 in cash. Any payment required to be made pursuant to this Section 9.2(a) shall be made as promptly as practicable but not later than three business days after termination of this Agreement, and shall be made by wire transfer of immediately available funds to an account designated by Purchaser.

                   (b) In the event of termination of this Agreement by Purchaser, Acquisition or the Company (other than pursuant to Section 9.1(c)), there shall be no liability under this Agreement on the part of either the Company, Purchaser or Acquisition or their respective officers or directors, except for any breach of the provisions of Section 7.2 and the confidentiality provisions of Section 7.4, and except for any termination pursuant to Section 9.1(d) or (e) as a result of a wilful breach of any representation, warranty, covenant or agreement of Purchaser, Acquisition or the Company contained herein.

            Section 9.3 Amendment. This Agreement may be amended by the parties hereto, by action taken by the respective Boards of Directors of Purchaser, Acquisition and the Company, at any time before or after approval hereof by the stockholders of the Company, but, after any such approval, if required, no amendment shall be made which changes the Merger Price without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

            Section 9.4 Waiver. At any time prior to the Effective Date, the parties hereto, by action taken by the respective Boards of Directors of Purchaser, Acquisition or the Company, may (a) extend, for a reasonable time, the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of the party hereto to any such extension or waiver shall be valid if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE X
                               GENERAL PROVISIONS

            Section 10.1 Notice of Breach. Each party shall promptly give written notice to the other parties upon becoming aware of the occurrence, or impending or threatened occurrence, of any event which would cause or constitute a breach of any of its representations, warranties of covenants contained or referred to in this Agreement and shall use its reasonable best efforts to prevent or promptly remedy the same.

            Section 10.2 Cooperation. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Merger and the other transactions contemplated by this Agreement. In case at any time after the Effective Date any further action is necessary or desirable to carry out the purpose of this Agreement, the proper officers and/or directors of Purchaser, Acquisition or the Company shall take, or cause to be taken, all such necessary action. Purchaser shall cause Acquisition to comply with all of Acquisition's obligations hereunder.

            Section 10.3 Non-Survival of Representations and Warranties. None of the representations and warranties in this Agreement shall survive the Effective Date of the Merger.

            Section 10.4 Brokers. The Company represents and warrants that, except for its financial advisor, PaineWebber Incorporated, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Tender Offer or the Merger.

            Section 10.5 Entire Agreement. Other than the Confidentiality Agreement, dated February 1, 1995, between the Company and Purchaser, this Agreement contains the entire agreement among Purchaser, Acquisition and the Company with respect to the Tender Offer, the Merger and the other transactions contemplated hereby, and supersedes all prior agreements, understandings, representations, and warranties with respect to the subject matter.

            Section 10.6 Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to its choice of laws principles).

            Section 10.7 Interpretation; Headings. When a reference is made in this Agreement to subsidiaries of the Company or Purchaser, the word "subsidiaries" means any corporation, partnership, limited liability company or other entity more than 50% of whose outstanding voting securities are directly or indirectly owned by the Company or Purchaser, as the case may be. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

            Section 10.8 Assignment. Purchaser and Acquisition shall have the right (a) to assign to Purchaser or any direct or indirect wholly-owned subsidiary of Purchaser any and all of the rights and obligations of Acquisition or Purchaser under this Agreement, including, without limitation, the right to substitute in Acquisition's place such a subsidiary as one of the Constituent Corporations in the Merger (such subsidiary assuming all of the obligations of Acquisition in connection with the Merger) and (b) to transfer to Purchaser or to one or more directly or indirectly wholly-owned subsidiaries of Purchaser the right to purchase Shares tendered pursuant to the Tender Offer.

            Section 10.9 Separability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction, shall, as to such jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable.

            Section 10.10 Publicity. Except as required by law or the rules of any exchange on which the shares of Purchaser or Company are traded, as long as this Agreement is in effect, neither the Company nor Purchaser shall issue or cause the publication of any press release or other announcement with respect to the Tender Offer, the Merger or this Agreement without the prior consent of the other, which consent shall not be unreasonably withheld.

            Section 10.11 Notices. All notices or other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered personally or sent by first-class mail, postage prepaid, with return receipt requested, addressed as follows:

            If to Purchaser or Acquisition, to:

                   D.E.A. Bower, General Counsel
                   10333 Southport Road SW, Suite 426
                   Calgary, Alberta T2W 3X6
                   Fax # 403-258-5761

            with copies to:

                   Thomas A.  Richardson
                   Holme  Roberts & Owen LLC
                   1700 Lincoln,   Suite   4100
                   Denver,   CO  80203
                   Fax  # 303-866-0200

            If to the Company, to:

                   Nu-West Industries, Inc.
                   3010 Conda Road
                   Soda Springs, Idaho  83276
                   Attn:  Craig D. Harlen
                   Fax # 208-547-2550

            with copies to:

                   Davis, Graham & Stubbs, L.L.C.
                   370 17th Street
                   Suite 4700
                   Denver, Colorado  80202
                   Attn:  John L. McCabe, Esq.
                   Fax # 303-893-1379

            Section 10.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original but all of which together shall constitute one agreement.

            Section 10.13 No Third Party Beneficiaries. No provision of this Agreement is intended to benefit any person other than the parties hereto.

            Section 10.14 Schedules. Inclusion of, or reference to, matters in a schedule to this Agreement does not constitute an admission of what is material or the materiality of such matter.

            IN WITNESS WHEREOF, Purchaser, Acquisition and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized all as of the date first written above.

                                         AGRIUM INC.


                                         By:
                                            Title:



                                         AGRIUM ACQUISITION CORPORATION


                                         By:
                                            Title:



                                         NU-WEST INDUSTRIES, INC.


                                         By:
                                            Title:

                                   EXHIBIT A


The capitalized terms used herein have the meanings set forth in the Agreement and Plan of Merger dated as of August 9, 1995 (the "Merger Agreement") to which this Exhibit A is attached.


CONDITIONS OF THE OFFER

Notwithstanding any other provision of the Tender Offer, Acquisition shall not be required to accept for payment, purchase or pay for any Shares tendered and may terminate or (subject to the terms of the Merger Agreement) amend the Tender Offer or may postpone the acceptance for payment, purchase of or payment for Shares tendered, if before acceptance for payment for any such Shares (whether or not any Shares have theretofore been accepted for payment or paid for pursuant to the Tender Offer) (i) there shall not have been validly tendered and not properly withdrawn pursuant to the Tender Offer at least 60% of the Shares on a fully diluted basis (the "Minimum Condition"), (ii) any waiting period under the Hart-Scott-Rodino Act applicable to the purchase of Shares pursuant to the Tender Offer shall not have expired or been terminated, or (iii) any of the following shall occur:

(a) Any representation or warranty of the Company in the Merger Agreement shall have been untrue or incorrect in any material respect as of the date of the Merger Agreement and the date of consummation of the Tender Offer with the same force and effect as though made on and as of the date of consummation of the Tender Offer, or there has been a breach by the Company of any covenant or agreement set forth in the Merger Agreement which breach shall not be remedied within five days (or by the Expiration Date if sooner) of written notice specifying such breach in reasonable detail and demanding that same be remedied (except where such failure to be true and correct or such breach would not reasonably be expected to have a Company Material Adverse Effect).

(b) There shall be any action taken, or any statute, rule, regulation, decree, order or injunction promulgated, enacted, entered into or enforced by any state, federal or foreign government or governmental agency or authority or by any court (domestic or foreign) that would (i) make the acceptance for payment of, the payment for, or the purchase of, some or all of the Shares by Acquisition illegal or otherwise prohibit consummation of the Tender Offer or the Merger,
(ii) prohibit the ability of Acquisition, or render Acquisition unable, to accept for payment, pay for or purchase some or all of the Shares in a manner that is adverse in any material respect to the transactions contemplated by the Tender Offer or the Merger, (iii) require the divestiture by Purchaser, Acquisition or the Company or any of their respective subsidiaries of all or any material portion of the business, assets or property of any of them or any Shares, or impose any material limitation on the ability of any of them to conduct their business and own such assets, properties and Shares, (iv) impose material limitations on the ability of Acquisition or Purchaser to acquire or hold or to exercise effectively all rights of ownership of Shares, including, without limitation, the right to vote any Shares purchased by Acquisition on all matters properly presented to the stockholders of the Company or (v) impose any material limitations on the ability of Purchaser or Acquisition or any of their respective subsidiaries effectively to control in any material respect the business or operations of the Company and its subsidiaries.

(c) Since the date of the Merger Agreement there shall have been a Company Material Adverse Effect.

(d) The Merger Agreement shall have been terminated in accordance with its terms.

(e) The Company's Board of Directors shall have withdrawn, modified or amended in any respect materially adverse to Purchaser or Acquisition its recommendation of the Tender Offer and the Merger or resolved to do so.

                                      A-2